Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2020, relating to the financial statements of Predictive Oncology Inc. appearing in the Annual Report on Form 10-K of Predictive Oncology Inc. for the year ended December 31, 2019.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota

November 17, 2020